                                                                    Exhibit 12.1



COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                               FOR THE NINE
                                                               MONTHS ENDED
                                                              SEPTEMBER 30,              FOR THE YEARS ENDED DECEMBER 31,
                                                          --------------------   -----------------------------------------------
                                                             2002       2001       2001       2000        1999    1998     1997
                                                          ---------   --------   -------    --------    -------  ------   ------
                                                                                  (DOLLARS IN MILLIONS)
EARNINGS
Earnings before income taxes                               $ 1,463    $ 1,068     $  620     $ 1,296    $ 1,078  $1,979   $1,588
Minority interest                                               60         61         57         115         55      67       56
Income (loss) from equity investees:                           (79)      (131)      (102)       (200)      (162)   (114)     157
                                                           -------    -------     ------     -------    -------  ------   ------
  EARNINGS BEFORE INCOME TAXES, MINORITY INTEREST, INCOME
  (LOSS) FROM EQUITY INVESTEES AND FIXED CHARGES             1,444        998        575       1,211        971   1,932    1,801
                                                           -------    -------     ------     -------    -------  ------   ------

FIXED CHARGES
Interest credited to policyholder account balances           2,178      2,228      3,084       2,935      2,442   2,702    2,878
Interest expense                                               298        270        332         436        427     379      453
Other interest                                                  67         66         85          60         79      45       52
                                                           -------    -------     ------     -------    -------  ------   ------
  TOTAL FIXED CHARGES                                        2,543      2,564      3,501       3,431      2,948   3,126    3,383
                                                           -------    -------     ------     -------    -------  ------   ------

                                       TOTAL EARNINGS      $ 3,987    $ 3,562     $4,076     $ 4,642    $ 3,919  $5,058   $5,184
                                                           =======    =======     ======     =======    =======  ======   ======

                   RATIO OF EARNINGS TO FIXED CHARGES         1.57       1.39       1.16        1.35       1.33    1.62     1.53
                                                           =======    =======     ======     =======    =======  ======   ======